Exhibit 99.2

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 6/30/2006	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
10407 Centurion Parkway North	SOLD	38%	6/8/92	$8,401,656	5/15/2006	$10,622,400	$3,906,342
4400 Cox Road	SOLD	43%	7/1/92	$4,689,106	6/21/05	$6,500,000	$2,699,439
Stockbridge Village I	SOLD	43%	4/4/91	$9,635,257	4/29/04	$12,179,487	$5,144,985
Village Overlook	SOLD	38%	9/14/92	$4,143,089	9/29/03	$5,300,000	$1,881,577
WEIGHTED AVERAGE	N/A

*	The Acquisition Price does not include the upfront sales charge.

FUND FEATURES

OFFERING DATES	March 1991 – February 1992

PRICE PER UNIT	$10

A/B STRUCTURE	A’s – Cash available for operating distribution up to 10% Preferred B’s – Net loss until capital account reaches zero + No Operating Distributions

A/B RATIO AT CLOSE OF OFFERING	97% to 3%

AMOUNT RAISED	$13,614,652

Please note that figures in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

The financial information presented is preliminary and subject to change, pending the filing of the Partnership’s Form 10-Q for the period ended June 30, 2006.

Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund IV is in the disposition-and-liquidation phase of its life cycle. We are very pleased to report that we have now sold all of the assets in the Fund, with the closing of 10407 Centurion Parkway North in the second quarter. This marks the conclusion of this investment program, originally launched in 1991, bringing it full cycle.

Over the course of the remainder of the year, we will be concluding all of the Fund’s activities and liquidating the partnership. We have announced the next distribution of net sale proceeds, scheduled for the fourth quarter 2006, totaling $3,900,000 from the sales of 4400 Cox Road and 10407 Centurion Parkway North. The remaining net sale proceeds and operating cash are being reserved (see “Estimated Annualized Yield” table) to fund the remaining expenses and obligations of the partnership associated with its final dissolution. These expenses include, but are not limited to, legal fees, audit and tax fees, printing and postage costs, potential liabilities under the final purchase and sale agreement, and other administrative expenses. A final liquidating distribution of any unused reserves will be made to limited partners in December 2006.

We would like to highlight the Cumulative Performance Summary on the back page, which provides a high-level overview of the Fund’s overall performance to date.

Continued on reverse

Property Summary

•	The 10407 Centurion Parkway North building was sold on May 15, 2006, and net sale proceeds of $3,906,342 were allocated to the Fund. The fourth quarter 2006 distribution will include approximately $3,354,060 of these proceeds, with the remainder being reserved to fund the dissolution costs associated with closing the program.

•	The 4400 Cox Road property was sold on June 21, 2005, with $2,699,439 in net sale proceeds allocated to Fund IV. Of these proceeds, $205,687 was required to fund operating costs for the Fund. The November 2005 distribution included approximately $1,947,811 of these proceeds, and the remaining $545,941 is scheduled to be distributed in the fourth quarter 2006.

•	The Stockbridge Village I shopping center property was sold on April 29, 2004, and $5,144,985 in net sale proceeds has been allocated to Fund IV. Of these proceeds, $1,326,535 was used to fund re-leasing capital costs at 10407 Centurion Parkway North and 4400 Cox Road; $3,066,261 was distributed in November 2004; and the remaining proceeds of approximately $752,189 were included in the November 2005 distribution.

•	Village Overlook was sold in 2003, and $1,881,577 of the net sale proceeds was allocated to the Fund. We have used $320,836 to fund the Partnership’s pro-rata share of leasing costs and capital expenditures at 10407 Centurion Parkway North. The remaining net sale proceeds of $1,560,740 were distributed in November 2004.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/05(3)
PER “A” UNIT	$10	$6.65	N/A	$5.38	$3.37
PER “B” UNIT	$10	$0.00	$4.62	$5.38	$3.37

(1)	These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units.
(2)	This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B Unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.
(3)	Please refer to the disclosure related to the estimated unit valuations contained in Item 5 of the 12/31/2005 Form 10-K for this partnership.

ESTIMATED ANNUALIZED YIELD *

	Q1	Q2	Q3	Q4	AVG YTD
2006	Reserved	Reserved	—	—	—
2005	Reserved	Reserved	Reserved	Reserved	0.00%
2004	Reserved	Reserved	Reserved	Reserved	0.00%
2003	5.50%	Reserved	Reserved	Reserved	1.38%
2002	7.50%	7.00%	7.00%	6.00%	6.88%
2001	7.00%	7.25%	8.00%	8.00%	7.56%
2000	6.23%	Reserved	Reserved	Reserved	1.56%
1999	7.85%	8.00%	8.00%	8.01%	7.97%
1998	6.72%	7.51%	7.60%	7.49%	7.33%
1997	6.70%	7.37%	7.40%	7.36%	7.21%
1996	6.67%	6.37%	7.17%	6.98%	6.80%
1995	6.88%	7.12%	7.58%	6.74%	7.08%

TAX PASSIVE LOSSES — CLASS “B” PARTNERS

2005	2004	2003	2002	2001	2000
-19.84%**	-32.00%**	-2.35%**	0.00%	0.00%	0.00%

*	The calculation is reflective of the $10 offering price, adjusted for NSP paid-to-date to Class “A” unit holders.
**	Negative percentage due to income allocation.

For a more detailed quarterly financial report, please refer to

Fund IV’s most recent 10-Q filing, which can be found

on the Wells Web site at www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010